                      DENTAL PRACTICES PURCHASE AGREEMENT
                      -----------------------------------

          THIS DENTAL PRACTICES PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of the 1st day of August, 1997 (the "Effective Date"), by and between GUARDS DENTAL, INC., a California corporation ("Guards") and PACIFIC COAST DENTAL, INC., a California corporation ("Pacific").

                              W I T N E S S E T H:

          WHEREAS, Guards desire to sell and Pacific desires to purchase certain nonorthodontic dental practices and all of the intangible nonorthodontic assets related thereto, as defined below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, promises, covenants and conditions contained herein, and for other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1.  The Assets.  The assets sold hereunder shall consist of those
              ----------
certain nonorthodontic dental practices as set forth on Schedule 1(a) (the
                                                        ------------
"Dental Practices") attached hereto and all of the intangible nonorthodontic assets associated with such Dental Practices as set forth on Schedule 1(b)
                                                             ------------
attached hereto (the "Assets").

          2.  Assumption of Liabilities.  As a material part of the
              -------------------------
consideration for the purchase and sale of the Assets, Pacific shall assume, perform, discharge and pay when due any and all of the obligations and liabilities of Guards relating to the Dental Practices and the Assets; except for: (i) liabilities and obligations of Guards relating to Guards' orthodontic practices at the Dental Practices; (ii) liabilities and obligations of Guards relating to malpractice claims for which work was performed prior to the Effective Date; (iii) transactions and invoices for services rendered or debt incurred prior to the Effective Date; and (iv) liabilities and obligations, including grievances and/or claims, relating to employee discrimination matters arising from events prior to the Effective Date.

          3.  Sale and Purchase of Assets.  Upon the execution of this
              ---------------------------
Agreement, Guards shall sell, transfer, convey, assign and deliver the Dental Practices and the Assets to Pacific, and Pacific shall purchase, acquire and accept the Dental Practices and the Assets from Guards, on the terms and subject to the conditions set forth herein.

          4.  Purchase Price.  As full payment for the transfer of the Dental
              --------------
Practices and the Assets by Guards to Pacific, Pacific shall pay to Guards an aggregate purchase price of Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Purchase Price"), which aggregate amount shall be paid to Guards by Pacific by delivering to Guards an eight and one-half percent (8.5%) thirty (30) year negotiable promissory note in the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) in the form of Exhibit A attached hereto (the "Note").

          5.  Representations and Warranties of Guards.  As of the date hereof,
              ----------------------------------------
Guards represents and warrants to Pacific as follows:

               5.1.  Compliance with Laws; No Litigation.  To the best of
                     -----------------------------------
Guards' knowledge, Guards has complied with all applicable laws, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority relating to the operation and conduct of the Dental Practices. To the best of Guards' knowledge, Guards has not received any notice of violation of any applicable regulation or law or requirement relating to the operation of the Dental Practices.

               5.2.  No Breach.  This Agreement does not constitute a breach or
                     ---------
violation of any deed, agreement or other contract by which Guards may be bound.

               5.3.  Title to Assets.  Guards is the owner of the Dental
                     ---------------
Practices and the Assets, beneficially and of record, and has full right, power and authority to sell, transfer and deliver such Dental Practices and the Assets to Pacific upon consummation of the purchase contemplated hereby, Pacific will acquire from Guards good and marketable title to the Dental Practices and the Assets, free and clear of any and all covenants, conditions, pledges, security agreements, voting trust arrangements, liens, charges, claims, equities, restrictions, options and encumbrances, except as specified in Section 10
                                                               ----------
hereof.

               5.4.  Enforceability.  This Agreement is a valid and binding
                     --------------
obligation of Guards, enforceable against Guards in accordance with its terms.

          6.  Representations and Warranties of Pacific.  As of the date hereof,
              -----------------------------------------
Pacific represents and warrants to Guards as follows:

               6.1.  Compliance with Laws; No Litigation.  Pacific has complied
                     -----------------------------------
with and is complying with all applicable laws, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority relating to Pacific's activities in connection with the Dental Practices. Pacific has not received any notice of violation of any applicable regulation or law or requirement relating to its operation regarding the Dental Practices and each dentist member of Pacific is duly qualified and licensed to practice dentistry within the State of California.

               6.2.  No Breach.  This Agreement does not constitute a breach or
                     ---------
violation of any deed, agreement or other contract by which Pacific may be bound.

               6.3  Enforceability.  This Agreement is a valid and binding
                    --------------
obligation of Pacific, enforceable against Pacific in accordance with its terms.

               6.4.  Organization and Good Standing.  Pacific is a corporation
                     ------------------------------
duly organized, validly existing and in good standing under the laws of California and it has all requisite power to own, lease and operate its assets, properties and business and to carry on its business as now conducted and as proposed to be conducted.

               6.5  Authority to Execute and Perform Agreements.  Pacific has
                    -------------------------------------------
all requisite power, authority and approval required to enter into, execute and deliver this Agreement and all other agreements and instruments to be executed by Pacific in connection herewith (the "Purchase Documents") and to perform fully Pacific's obligations hereunder and thereunder.

               6.6  Due Authorization; Compliance with Laws.  Pacific has taken
                    ---------------------------------------
all actions necessary to authorize it to enter into and perform its obligations under this Agreement and the Purchase Documents and to perform fully Pacific's obligations hereunder and thereunder. This Agreement and the Purchase Documents constitute the legal, valid and binding obligations of Pacific, enforceable in accordance with their respective terms except as such enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

               6.7.  Covenant of Pacific After Effective Date.  Pacific
                     ----------------------------------------
covenants and agrees that for as long as any of Pacific's obligations and duties remain outstanding under the Note, Pacific and any dentists under its control shall comply with all applicable laws, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, including without limitation, any of the foregoing applicable to Pacific and any dentists under its control regarding activities in connection with the Dental Practices.

          7.  Access to Records and Property of Dental Practices.  Each party
              --------------------------------------------------
agrees to cooperate with the other party's efforts in assessing the affairs of the Dental Practices, and to facilitate each party's and its representatives' access to all the property, contracts, books, records and all other information concerning the affairs and condition of the Dental Practices as such party may reasonably request. All such data and information shall be kept confidential, except insofar as disclosure may be necessary in order to comply with applicable legal requirements; and all documents and other information supplied to Pacific or its representatives by Guards shall, upon request, be returned to Guards if such information is not reasonably required for the ongoing operations of the Dental Practices.

          8.  Practice Management Agreement.  Concurrently with the execution of
              -----------------------------
this Agreement, Pacific shall execute a dental practice management services agreement with Associated Dental Services, Inc., who in turn will execute a dental practice management services agreement in the form of Exhibit B attached
                                                             ---------
hereto with Imprimis Dental Practice Management.

          9.  Execution of Documents.  Each party shall execute and file, or
              ----------------------
join in the execution and filing of, any applications or other documents that may be necessary in order to obtain the authorization, approval, or consent of any governmental body that may be required or which the other party may reasonably request in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

          10.  Additional Security.  To secure the performance of Pacific's
               -------------------
duties and obligations under this Agreement, the Note and any and all other agreements, documents or instruments executed by Pacific in connection with this Agreement, any and all agreements, documents or instruments executed by Associated Dental Services, Inc. ("Associated") relating to and including that certain Dental Practice Asset Purchase Agreement by and between Guards and Associated (collectively, the "Guards Agreements") Pacific hereby collaterally assigns and grants a security interest to Guards in and to all of its assets, including without limitation the Assets transferred hereunder, now existing or hereafter acquired and/or accrued, including any proceeds or replacements relating to same. In connection with the granting of this security interest, Pacific shall, immediately upon the request of Guards, execute appropriate Form UCC-l and/or financing statements necessary to perfect Guards' security interest as granted hereunder. Upon the event of breach of this Agreement or any of the Guards Agreements, Guards shall have all rights and remedies available at law or in equity to the collateral herein described, including but not limited to those afforded a secured creditor under the Uniform Commercial Code as adopted by the State of California and may, at Guards' sole discretion terminate any and/or all of the Guards Agreements.

          11.  Covenant Not to Compete.
               -----------------------

               11.1  Noncompetition.  Pacific will not, without the prior
                     --------------
written consent of Guards, compete directly or indirectly with the orthodontic practices of Guards as set forth on Schedule 11 attached hereto (the "Guards
                                    -----------
Site") by engaging in the business of orthodontics within 5 miles of the Guards Site (these areas are hereinafter collectively referred to as the "Covered Areas") nor will Pacific lease or sublease the Guards Site to persons or entities who will engage in the practice of orthodontics other than Guards. Concurrently, Guards will not, without the prior consent of Pacific, compete directly or indirectly with Pacific's operations relating to the Dental Practices within five (5) miles of any such site. The phrase "compete directly or indirectly with the orthodontic practice of Guards," shall mean engaging, or having an interest, directly or indirectly, as owner, partner, shareholder, independent contractor, capital investor, renderer of consultation services or advice or otherwise, either alone or in association with others, in the operation of any aspect of any type of business or enterprise competitive with the orthodontic practice of Guards. Guards' covenant not to compete shall be effective at all times for a period of five (5) years from the Effective Date, or until such earlier time as (i) either party, its successors and assigns, shall cease to do business; or (ii) upon default by Pacific under this Agreement or the Guards Agreements. Pacific's covenant not to compete shall be effective at all times for a period of five (5) years from the Effective Date, or until such earlier time as either party, its successors and assigns, shall cease to do business.

               11.2  Interpretation of Covenant.  The parties hereto agree that
                     --------------------------
both the scope and nature of the covenant and the duration and area for which the covenant not to compete set forth in this Section 11 is to be effective are
                                              ----------
reasonable in light of all facts and circumstances. In the event that any provision of this Section 11 shall to any extent be held invalid, unreasonable
                  ----------
or enforceable in any circumstances, the parties hereto agree that the remainder of this Section 11 and the application of such provision of this Section 11 to
        ----------                                               ----------
other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Section 11, or any part thereof, is
                                           ----------
held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provisions (and shall substitute appropriate provisions for any such unenforceable provisions) in order to make such provisions enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provisions shall then be enforceable and shall be enforced.


          12.  Indemnification by Pacific.  Pacific shall indemnify, defend and
               --------------------------
hold Guards, its directors, officers, shareholders, attorneys, agents and representatives, and their respective successors and assigns, harmless from and against any and all losses, liabilities, obligations, judgments, settlements, damages, costs and expenses, including without limitation, attorneys' fees, court costs and other expenses of litigation (collectively "Losses") suffered by any of such parties and arising out of, resulting from or due to: (i) any breach of any representation, warranty, covenant or agreement of Pacific contained in this Agreement or any other instrument contemplated by this Agreement; (ii) any misrepresentation contained in any statement or certificate furnished by Pacific pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; (iii) the liabilities and obligations assumed by Pacific pursuant to Section 2 or (iv) any liability or obligation of Pacific in connection with the Assets, or the operation or conduct relating to the Dental Practices after the date hereof.

          13.  Brokers.  Pacific, on the one hand, and Guards, on the other
               -------
hand, represent to each other that there are no brokers' commissions or finder's fees payable in connection with the transactions contemplated by this Agreement and each party hereby agrees to indemnify and hold harmless the other from and against any demand, claim and/or liability asserted or established by or in favor of any third party for brokerage commission or finder's fee based on an agreement with or the actions of such party. This provision shall survive the consummation of the sale hereunder.

          14.  Notices.  All notices, requests, demands, consents and other
               -------
communications hereunder shall be in writing and shall be given or made in person, by fax or telecopy or by overnight delivery service, or mailed by first class registered or certified mail, postage prepaid, return receipt requested and addressed to the person and address set forth under each party's name on the signature page. Any party may change its address hereunder by notice in writing to the other party. Any notice, request, consent or other communication shall be deemed to have been given or made as of the date sent or given.

          15.  Governing Law.  This Agreement shall be interpreted and construed
               -------------
in accordance with, and governed by, the internal laws, and not the laws pertaining to conflicts or choice of law, of the State of California. The exclusive forum for the determination of any action relating to the validity and enforceability hereof shall be either an appropriate court of said State or a court of the United States which includes said State within its territorial jurisdiction.

          16.  Entire Agreement.  This Agreement, including all exhibits
               ----------------
referenced herein and attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof (except for documents executed contemporaneously herewith or pursuant hereto), and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous agreements, representations and understandings of the parties hereto in connection with the subject matters hereof. No supplement, modification, amendment or termination of any of the terms, provisions, or conditions of this Agreement shall be binding unless made in writing signed by all parties hereto, their successors and assigns. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing signed by the party making the waiver.

          17.  Successors and Assigns. This Agreement shall be binding upon, and
               ----------------------
shall inure to the benefit of, the parties hereto and to their executors, administrators, legatees, beneficiaries, personal representatives and assigns, except that no assignment by Pacific may be made without the prior written consent of Guards.

          18.  Descriptive Headings.  The descriptive headings of the several
               --------------------
paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          19.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          20.  Severability.  In the event that any provision of this Agreement
               ------------
is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect as though the invalid or unenforceable provision was not contained herein.

          IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

PACIFIC COAST DENTAL, INC.             GUARDS DENTAL, INC.



By:_______________________             By:_____________________
Name:_____________________             Name:  Kenneth E. Keating
Title:____________________             Title: Vice President - Operations


Address:__________________             Address:   505 North Euclid Street
        __________________             Anaheim, CA  92803-4685

                                 SCHEDULE 1(a)

                       Locations of the Dental Practices
                       ---------------------------------

          The Dental Practices are located at the following sites:


1.   CHULA VISTA                      9.   MODESTO
     510 Broadway, Suites 4 & 5            2900 Standford Avenue, Suite #2
     Chula Vista, CA  91910                Modesto, CA  95350
     619-476-9400                          209-577-5008

2.   EL CAJON                         10.  NORTHRIDGE
     2990 Jamacha Road, #132               17017 Devonshire Blvd.
     El Cajon, CA  92019                   Northridge, CA  91324
     619-670-1700                          818-360-2216

3.   FAIRFIELD                        11.  PALMDALE
     1955 West Texas Street                38745 Tierra Subida St., Ste. #150
     Fairfield, CA  94533                  Palmdale, CA  93550
     707-428-5400                          805-272-9091

4.   FREMONT                          12.  SACRAMENTO
     40756 Grimmer Blvd.                   3901 Madison Avenue
     Freemont, CA  94533                   Sacramento, CA  95660
                                           916-339-9000

5.   FRESNO                           13.  SANTA ROSA
     2745 W. Shaw Avenue #103              2525 Cleveland Avenue, Ste. B
     Fresno, CA  93711-3366                Santa Rosa, CA  95401
     209-227-2900                          707-578-3118

6.   LA MESA                          14.  SAN RAMON
     5601 Grossmont Center Drive           9130-A East Alcosta Blvd.
     La Mesa, CA  91942                    San Ramon, CA  94593
     619-462-2272                          510-803-9700

7.   LANCASTER                        15.  VISTA
     1228 West Avenue K                    1010 E. Vista Way, #A & #B
     Lancaster, CA  91942                  Vista, CA  92083
     805-949-1970                          619-940-8811

8.   LONG BEACH
     17236 Downey Avenue
     Bellflower, CA  90706
     310-531-0221

                                 SCHEDULE 1(b)

                             The Intangible Assets
                             ---------------------

     The following intangible nonorthodontic-related assets associated with the Dental Practices are sold to Pacific under this Agreement:

     .    All patient charts;
     .    All patient lists;
     .    All patient records;
     .    Goodwill of the Dental Practices;
     .    The "doing business as" registered names/trade names; and
     .    The accounts receivable.

                     PROMISSORY NOTE AND SECURITY INTEREST



$3,500,000                                                  August 1, 1997
                                                            Irvine, California

          FOR VALUE RECEIVED, the undersigned, PACIFIC COAST DENTAL, INC., a California corporation ("Pacific"), hereby unconditionally promises to pay to GUARDS DENTAL, INC., a California corporation ("Guards"), or its successors and assigns, at its offices at 505 North Euclid Street, Anaheim, CA 92803-4685, or at such other place as the holder of this promissory note (this "Note") may from time to time designate in writing, the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000), together with interest from the date hereof, at the rate of eight and one-half percent (8.5%) per annum or the maximum rate allowed by law, whichever rate is lower (the "Coupon Rate"), principal and interest payable in lawful money of the United States, without any deduction whatsoever, including but not limited to any deduction for any set-off or counterclaim over three hundred sixty (360) months (the "Term"), in monthly installments beginning one (1) month from the date of this Note, and in accordance with paragraphs 1 and 2 below.

          1.    Payments.
                --------

          1.1.  Interest Only Payments.  For the first twenty-four (24) months
                --------------
of the Term, Pacific shall pay to Guards monthly interest only payments of ________________________________________ Dollars and __________ Cents
($____.___) (the "Interest Only Payments") commencing on September 1, 1997 and payable thereafter on the first day of each month (a "Due Date").

          1.2.  Principal and Interest Payments.  Commencing on August 1, 1999,
                -------------------------------
Pacific shall pay to Guards monthly principal and interest payments of _________________________ Dollars and _______________ Cents ($____.__) and
payable thereafter on the first (1st) day of each month with the final such payment due on August 1, 2027 (the "Principal and Interest Payments") (the Interest Only Payments and the Principal and Interest Payments are collectively referred to herein as "Payments").

          1.3.  Manner of Payments.  All Payments due hereunder shall be made to
                ------------------
Guards by check delivered to the address set forth below (or such other address as Guards may designate from time to time by written notice), or by wire transfer of immediately available funds to such bank account as Guards may designate. Interest payable with respect to any period that is less than a full calendar month shall be calculated on the daily outstanding principal balance according to the actual number of days in such period as a fraction of a 360 day year.

          2.  Delinquent Payment.  If any Payment is not paid within ten (10)
              ------------------
days after any Due Date, Pacific shall pay to Guards, in addition to the Payment and without any requirement of notice or demand by Guards, a late payment charge equal to one percent (1%) per month of the amount of the Payment or the maximum amount permitted under applicable law from such Due Date until Pacific pays the Payment and accrued interest. Pacific expressly acknowledges and agrees that the foregoing late payment charge provision is reasonable under the circumstances existing on the date of this Note, that it would be extremely difficult and impractical to fix Guards' actual damages arising out of any late payment and that the foregoing late payment charge shall be presumed to be the actual amount of such damages incurred by Guards. No provision in this Note (including without limitation the provisions for a late payment charge and for interest on any amounts remaining unpaid after any Due Date) shall be construed as in any way excusing Pacific from its obligation to make any Payment under this Note promptly when due.

          3.  Security Interest.  As security for the payment of principal and
              -----------------
accrued interest under this Note, Pacific hereby grants to Guards a security interest in and to all of Pacific's assets related to or associated with the dental practices located on Schedule 3 attached hereto, or any other dental
                            ----------
practices owned by Pacific, now existing or hereafter acquired and/or accrued, including any proceeds or replacements relating to the same (the "Collateral"). The security interest hereby created shall attach immediately upon execution of this Note and concurrently herewith, Pacific shall execute any financing statement or financing statements requested by Guards to perfect the security interest created hereby. Such financing statement or statements shall be on a form or forms approved by the California Secretary of State and Pacific shall forthwith pay to Guards the filing fees required to file such statement or statements in the manner required by the Uniform Commercial Code of California. In addition, Pacific shall pay from its own funds, as they become due, all taxes and assessments levied or assessed against the Collateral, or any part of the Collateral, prior to the final termination of this Note. Upon any event of default hereunder, Guards shall be entitled to all the rights and remedies of a secured creditor with respect to such Collateral as provided for in the Uniform Commercial Code of California.

          4.  Presentment, Notice of Dishonor and Protest.  Pacific consents to
              -------------------------------------------
renewals, replacements and extensions of time for any payment hereof, before, at or after maturity and waives, to the fullest extent permitted by applicable law, diligence, grace, presentment, exhibition, protest, demand, dishonor, exemption rights, nonpayment and notice, of every kind with respect to this Note or any payment hereunder. No delay or omission on the part of Guards in exercising any power, right, privilege or remedy under this Note shall operate as a waiver of such power, right, privilege or remedy or of any other power, right, privilege or remedy hereunder. It is agreed that the granting to Pacific or any other party of an extension or renewal or extensions of the time for the payment or renewal of any sum or sums due hereunder or under any other instrument or for the performance of any covenant or stipulation thereof or the taking of security shall not in any way release or effect the liability of Pacific on this Note.

          5.  Assignment.  Guards shall have the right to sell, assign or
              ----------
otherwise transfer this Note, either in part or in its entirety, without Pacific's consent. This Note may not be assigned by Pacific without the prior written consent of Guards or Guards' successors, heirs, representatives or assigns.

          6.  Successors and Assigns.  This Note and all of the covenants,
              ----------------------
promises and agreements contained in it shall be binding on and inure to the benefit of the respective legal and personal representatives, devisees, heirs, successors and assigns of Guards and Pacific.

          7.  Modification.  This Note may not be changed, modified, or
              ------------
terminated except by an agreement in writing signed by the parties or their successors and assigns.

          8.  Severability.  If any provision of this Note, or the application
              ------------
of it to any party or circumstance, is held to be invalid, illegal or unenforceable, the remainder of this Note, and the application of such provision to other parties or circumstances, shall not be affected thereby, the provisions of this Note being severable in any such instance.

          9.  Attorneys' and Other Fees.  Pacific hereby agrees to pay all costs
              -------------------------
and expenses, including without limitation attorneys' fees and disbursements incurred by Guards, or adjudged by a court, in connection with the collection or enforcement of this Note or any portion of this Note, whether or not a suit is filed. This provision is separate and severable and shall survive any merger of this Note into any judgment.

          10.  Notice.  Notice to either party provided for in this Note shall
               ------
be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the addresses stated below or such other address as either party may hereafter specify in writing:

               To Pacific:
               ----------

               25522 Marguerite Parkway
               Mission Viejo, CA  92692
               Attention:  Robert Stalcup/Frank Pellkofer

               To Guards:
               ----------

               505 North Euclid Street
               Anaheim, CA  92803-4685
               Attention:  Kenneth E. Keating


          11.  Governing Law.   This Note shall be interpreted and construed in
               -------------
accordance with, and governed by, the internal laws, and not the laws pertaining to conflicts or choice of law, of the State of California. The exclusive forum for the determination of any action relating to the validity and enforceability hereof shall be either an appropriate court of said State or a court of the United States which includes said State within its territorial jurisdiction.

          12.  Prepayment.  Pacific may prepay the principal amount outstanding
               ----------
in whole or in part at any time and from time to time without penalty and without any discount.

        Executed at Irvine, California, on the 1st day of August, 1997.


                              PACIFIC COAST DENTAL, INC.

                              By:________________________

                              Name:______________________

                              Title:_____________________

                                  Schedule 3

                           Dental Practice Locations